As filed with the Securities and Exchange Commission on October 18, 2024

Registration No. 333-267298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4183498
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4042 Park Oaks Boulevard Suite 350 Tampa, Florida	33610
(Address of Principal Executive Offices)	(Zip Code)

Inducement Award

(Full title of the plan)

Ronald Fleming

Interim Chief Executive Officer

Lazydays Holdings, Inc.

4042 Park Oaks Boulevard

Suite 350

Tampa, Florida 33610

(Name and address of agent for service)

(813) 246-4999

(Telephone number, including area code, of agent for service)

With a copy to:

William J. Goodling

Steven H. Hull

Stoel Rives LLP

760 SW Ninth Avenue, Suite 3000

Portland, Oregon 97205

(503) 294-9501

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Lazydays Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister shares of its common stock, par value $0.0001 per share (the “Common Stock”) originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 6, 2022 (Registration No. 333-267298) (the “Prior Registration Statement”) with respect to shares of the Common Stock thereby registered for issuance pursuant to an inducement award of 105,308 restricted stock units, which were granted by the Company to John North on September 6, 2022, as inducement to accept employment as the Chief Executive Officer of the Company (the “Inducement Award”). The Prior Registration Statement registered a total of 105,308 shares of Common Stock.

With respect to the Common Stock subject to the Inducement Award, 35,102 shares of Common Stock included in the Prior Registration Statement (the “Forfeited Shares”) are no longer issuable pursuant to the terms of the Inducement Award. The offering by the Company with respect to the Forfeited Shares is terminated.

Pursuant to the undertakings contained in the Prior Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Prior Registration Statement which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement to deregister, and does hereby remove from registration, the Forfeited Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on October 18, 2024.

LAZYDAYS HOLDINGS, INC.

By:	/s/ Ronald Fleming
Name:	Ronald Fleming
Title:	Interim Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933.